For further information: Nancy Morovich, VP, Investor Relations Phone 504/576-5506, Fax 504/576-2897 nmorovi@entergy.com

INVESTOR NEWS                                                                                                                         Exhibit 99.1

April 26, 2004

ENTERGY REPORTS FIRST QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported first quarter 2004 earnings as follows:

Table 1: Consolidated Earnings
First Quarter 2004 vs. 2003
(Per share in U.S. $)
	2004	2003	Change
As-Reported Earnings	0.88	1.73	(0.85)

Less Special Items	-	0.61	(0.61)

Operational Earnings	0.88	1.12	(0.24)

Weather Impact	(0.02)	0.02	(0.04)

Operational Earnings Highlights for First Quarter 2004

  Utility, Parent & Other results equaled earnings in first quarter 2003 due to rate relief achieved at Entergy New Orleans, offset by milder than normal weather compared to favorable weather one year ago, page 3.
  Entergy Nuclear profits improved as a result of increased electricity production due to higher capacity factors and power uprates, higher contract prices, and lower expenses, page 5.
  Energy Commodity Services results are down substantially (90%) due to the loss of disproportionate income sharing and decreased U.S. trading profits resulting from lower market volatility, page 6.

"First quarter results reflect the subdued volatility in energy commodity markets that limited opportunities in our trading business," said J. Wayne Leonard, Entergy's chief executive officer. "The fundamentals in our utility and nuclear operations remain solid and we expect the combination of productivity improvements, continued operational excellence, and a strong balance sheet to be catalysts for delivering long-term top quartile shareholder returns."

Other recent events include:

  Entergy Nuclear signs new multi-year power contracts with NYPA and Con Edison for deliveries from its Indian Point units 2 and 3.
  Entergy files its proposal with FERC for an independent transmission structure.

Entergy will host a teleconference to discuss first quarter results at 10:00 a.m. CDT, Monday, April 26, 2004, with access either by telephone, 913-981-5532, confirmation code 250802, or via website at www.entergy.com/webcasts.

I. Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2004 versus 2003.

Table 2: Consolidated Earnings (see appendix G for definitions of certain measures)
First Quarter 2004 vs. 2003
(Per share in U.S. $)
	First Quarter
	2004	2003	$ Change
As-Reported
Utility, Parent & Other	0.55	0.46	0.09
Entergy Nuclear	0.29	0.86	(0.57)
Energy Commodity Services
Non-nuclear wholesale assets	(0.03)	-	(0.03)
Entergy-Koch Trading	0.03	0.37	(0.34)
Gulf South Pipeline	0.04	0.04	-
Total Energy Commodity Services	0.04	0.41	(0.37)
Consolidated As-Reported Earnings	0.88	1.73	(0.85)

Less Special Items
Utility, Parent & Other	-	(0.09)	0.09
Entergy Nuclear	-	0.70	(0.70)
Energy Commodity Services
Non-nuclear wholesale assets	-	-	-
Entergy-Koch Trading	-	-	-
Gulf South Pipeline	-	-	-
Total Energy Commodity Services	-	-	-
Consolidated Special Items	-	0.61	(0.61)

Operational
Utility, Parent & Other	0.55	0.55	-
Entergy Nuclear	0.29	0.16	0.13
Energy Commodity Services
Non-nuclear wholesale assets	(0.03)	-	(0.03)
Entergy-Koch Trading	0.03	0.37	(0.34)
Gulf South Pipeline	0.04	0.04	-
Total Energy Commodity Services	0.04	0.41	(0.37)
Consolidated Operational Earnings	0.88	1.12	(0.24)
Weather Impact	(0.02)	0.02	(0.04)

Detailed earnings variance analysis is included in Appendix A-1 to this release. In addition, Appendix A-2 provides details of special items shown in Table 2 above.

Consolidated Net Cash Provided by Operating Activities

Entergy's net cash provided by operating activities in first quarter 2004 was $399 million, an increase of $348 million compared to first quarter 2003. Drivers included:

  At the Utility, recovery of deferred fuel expenses in first quarter 2004 generated significant cash compared to first quarter last year when substantial under recovery occurred.

  At Entergy Nuclear, increased revenues, lower refueling outage cash costs and the timing of expense payments resulted in cash flow improvement.

Entergy's net cash provided by operating activities for the full year 2004 is projected to be more than $2 billion.

Table 3 provides the components of net cash provided by operating activities contributed by each business with quarter-to-quarter comparisons.

Table 3: Consolidated Net Cash Provided by Operating Activities
First Quarter 2004 vs. 2003
(U.S. $ in millions)
First Quarter
	2004	2003	Change
Utility, Parent & Other	280	56	224
Entergy Nuclear	129	51	78
Energy Commodity Services (a)	(10)	(56)	46
Total Net Cash Provided by Operating Activities	399	51	348

(a) Energy Commodity Services' cash amount above includes contributions from Entergy's investment in Entergy-Koch, LP that are recognized in Entergy Corporation's financial statements (such as dividends received and taxes paid).

II. Utility, Parent & Other Results

In first quarter 2004, Utility, Parent & Other as-reported earnings were $0.55 per share, compared to $0.46 per share in first quarter 2003. Operational earnings were $0.55 per share in first quarter 2004 which equaled operational earnings for the same period in 2003. Operational earnings in first quarter 2004 included:

  Improved pricing from a rate increase implemented at Entergy New Orleans in June 2003.

  Lower interest expense due to refinancing efforts in 2003.

  Higher operation and maintenance expenses due to timing.

  Milder than normal weather in 2004 compared to colder than normal weather experienced in first quarter 2003.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4 below. Current quarter sales reflect the following:

  Residential sales in first quarter 2004, on a weather-adjusted basis, were roughly equal to the strong sales achieved in first quarter 2003.

  Commercial and governmental sales, on a weather-adjusted basis, increased modestly.

  Industrial sales experienced an increase of 2% in first quarter 2004 compared to prior year with usage by petroleum refining customers reflecting significantly increased production in that sector. Higher sales were also realized in the chemicals sector in spite of the impact of high gas prices that lowered usage by agri-chem customers, which are historically sensitive to gas price changes.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures
First Quarter 2004 vs. 2003 (see appendix G for definitions of measures)
	First Quarter
	2004	2003	% Change	% Weather Adjusted
Generation in GWh	18,455	18,531	(0%)
GWh billed
Residential	7,726	7,843	(1%)	-
Commercial and governmental	6,487	6,455	0%	1%
Industrial	9,490	9,324	2%	2%
Total Retail Sales	23,703	23,622	0%	1%
Operation & maintenance expense	$18.84	$18.75	0%
Number of retail customers
Residential	2,276,034	2,253,247	1%
Commercial & governmental	327,746	319,782	2%
Industrial	41,262	40,381	2%

Appendix B-1 provides a summary of the Utility's selected regulatory cases and events by operating subsidiary and Appendix B-2 provides a calendar of selected regulatory events.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Energy Commodity Services. Table 5 provides a summary of Competitive Businesses capacity and generation sold forward as of as of April 26, 2004.

Entergy Nuclear has sold 100%, 94%, and 73% of planned generation at average prices per megawatt-hour of $39, $39 and $38, for the remainder of 2004, 2005 and 2006, respectively. Energy Commodity Services has sold 58%, 59% and 44% of its planned energy and capacity at average prices per megawatt-hour of $24, $23 and $25, for the same periods.

Table 5: Competitive Businesses Percent of Capacity and Generation Sold Forward
Remainder of 2004 through 2008 (see appendix G for definitions of measures)
	Remainder of 2004	2005(b)	2006(b)	2007(b)	2008(b)
Entergy Nuclear (EN)
Energy
Planned TWh of generation	24	34	35	35	35
Percent of EN's planned generation sold forward
Unit-contingent	57%	35%	24%	15%	13%
Unit-contingent with availability guarantees	43%	55%	45%	32%	16%
Firm liquidated damages (LD)	0%	4%	4%	2%	0%
Total	100%	94%	73%	49%	29%
Average contract price per MWh	$39	$39	$38	$38	$40

Capacity
Planned net MW in operation	4111	4203	4203	4203	4203
Percent of EN's capacity sold forward
Bundled capacity and energy contracts	55%	15%	13%	13%	13%
Capacity contracts	35%	35%	24%	13%	0%
Total	90%	50%	37%	26%	13%
Average capacity contract price per kW per month	$1.9	$1.3	$1.3	$1.3	N/A

Blended Capacity and Energy Recap (based on revenues)
Percent of EN's planned energy and capacity sold forward	100%	91%	68%	46%	28%
Average contract revenue per MWh	$40	$40	$39	$39	$40

Energy Commodity Services (ECS)
Capacity
Planned net MW in operation	1753	1753	1753	1753	1753
Percent of ECS's capacity sold forward	43%	39%	29%	26%	26%

Energy
Planned TWh of generation	3	3	3	3	4
Percent of ECS's planned generation sold forward
Unit-contingent	5%	6%	6%	6%	6%
Unit-contingent with availability guarantees	59%	61%	45%	36%	36%
Firm liquidated damages (LD)	0%	0%	0%	0%	0%
Total	64%	67%	51%	42%	42%

Blended Capacity and Energy Recap (based on revenues)
Percent of ECS's planned energy and capacity sold forward	58%	59%	44%	40%	40%
Average contract revenue per MWh	$24	$23	$25	$29	$29

(b) A portion of EN's total planned generation sold forward-2% in 2005, 13% in 2006, 12% in 2007 and 12% in 2008-is associated with the Vermont Yankee contract for which pricing may be adjusted.

Entergy Nuclear

Entergy Nuclear (EN) earned $0.29 per share on an as-reported basis in first quarter 2004, compared to $0.86 in first quarter 2003. First quarter 2003 results included the impact of the implementation of Statement of Financial Accounting Standards 143. Operational results for first quarter 2004 were $0.29 per share compared to $0.16 per share in the same period in 2003. Improvement in operational earnings for first quarter 2004 resulted from:

  Increased megawatt-hours generated due to fewer unscheduled outages and generation available from uprates completed in 2003.

  Increased revenue due to higher contract pricing and the addition of a support services contract for the Cooper Nuclear Station signed in fourth quarter 2003.

Other Entergy Nuclear highlights included:

  Capacity factor for the fleet improved to nearly 99% for first quarter 2004.

  Average production costs decreased to less than $19 per MWh as a result of lower operation and maintenance expenses and higher generation.

Table 6 provides a comparative summary of Entergy Nuclear's operational performance measures.

Table 6: Entergy Nuclear Operational Performance Measures
First Quarter 2004 vs. 2003 (see appendix G for definitions of measures)
	First Quarter
	2004	2003	% Change
Net MW in operation	4,001	3,955	1%
Average realized price per MWh	$39.70	$38.28	4%
Production cost per MWh	$18.57	$23.54	-21%
Generation in GWh	8,687	8,093	7%
Capacity factor	98.9%	93.7%	6%
Refueling outage duration
No refueling outages completed| during the quarter

Energy Commodity Services

Energy Commodity Services (ECS) includes earnings contributions from Entergy-Koch, LP and Entergy's non-nuclear wholesale assets business. ECS recorded as-reported and operational earnings of $0.04 per share in first quarter 2004, compared to $0.41 on both as-reported and operational bases in the same period last year. Lower results in first quarter 2004 are due to:

  The loss of disproportionate sharing of income from the Entergy-Koch venture, which accounted for $0.17 in earnings on a per share basis in first quarter 2003. Beginning on January 1, 2004, Entergy's share of the partnership's income became 50%, consistent with its ownership interest.

  Lower earnings at Entergy-Koch Trading (EKT), a subsidiary of Entergy-Koch, LP.

Operational earnings contributed by Entergy-Koch Trading (EKT) in first quarter 2004 were $0.03 compared to operational earnings of $0.37 per share in the same period of 2003. Factors that contributed to the quarter to quarter decrease were:

  The loss of disproportionate sharing of income from the Entergy-Koch venture, as noted above.

  Volatility decreased materially compared to first quarter 2003, contributing to lower point-of-view trading profits. Consistent with the market's lower volatility and lower profits at EKT, daily earnings at risk in first quarter 2004 decreased by nearly 50% compared to one year ago.

EKT's physical optimization business continued to be a positive contributor to profitability, and its European business experienced a quarter on quarter improvement as trading activities expanded beyond the UK.

Table 7 provides a comparative summary of Entergy-Koch Trading's operational performance measures.

Table 7: Entergy-Koch Trading Operational Performance Measures
First Quarter 2004 vs. 2003 (see appendix G for definitions of measures)
	First Quarter
	2004	2003	% Change
Electricity volatility	37%	86%	-57%
Gas volatility	50%	91%	-45%
Electricity marketed (GWh)	117,931	123,480	-4%
Gas marketed (Bcf/d)	7.3	7.8	-6%
Gain/loss days	1.3	1.3	0%
Daily average earnings at risk	9.9	19.5	-49%
Low daily earnings at risk	6.0	15.4	-61%
High daily earnings at risk	15.7	35.2	-55%

Appendix C includes additional information on Entery-Koch's business. As reflected in that appendix, essentially all of the market value of EKT's mark-to-market portfolio is based on actively quoted prices and approximately 92% of EKT's counterparty credit exposure is associated with companies that currently have investment-grade credit ratings.

Operational earnings at Entergy-Koch's gas transportation subsidiary, Gulf South Pipeline, were $0.04 per share which equaled the operational earnings for first quarter 2003. Factors contributing to first quarter 2004 included:

  The loss of disproportionate sharing of income from the Entergy-Koch venture, as noted earlier.

  Higher throughput due to a slight increase in gas production in certain areas, particularly east Texas.

  Higher contract prices due to higher commodity transportation rates resulting from a widening of basis between the east and west sides of the pipeline system.

  Higher production costs resulting from legal expenses and remediation costs incurred in connection with a casing leak at the Magnolia storage facility.

Table 8 provides a comparative summary of Gulf South Pipeline's operational performance measures.

Table 8: Gulf South Pipeline Operational Performance Measures
First Quarter 2004 vs. 2003 (see appendix G for definitions of measures)
	First Quarter
	2004	2003	% Change
Throughput (Bcf/d)	2.22	2.20	1%
Production cost ($/mmbtu)	$0.144	$0.113	27%

IV. Earnings Guidance

"The fundamentals of our businesses were again strong in first quarter of this year," said Leo Denault, Entergy's chief financial officer. "The utility was solid, nuclear performed exceptionally well, and our commodity services business turned in a profitable quarter in spite of limited market opportunities. We have closely reviewed the financial and operational assumptions that drive our earnings estimates and we are affirming as-reported and operational earnings guidance for 2004 in the range of $4.10 to $4.30 per share."

Entergy's 2004 earnings guidance is detailed in Table 9 below, with March 2004 year-to-date actual results as its starting point. This table reflects the projected changes in the earnings profile for each of Entergy's businesses for the remainder of 2004 based upon how the three remaining quarters of 2004 are expected to differ from the same period in 2003. Key assumptions are as follows:

Utility, Parent & Other

  A baseline of operational earnings for the last three quarters of 2003 of $2.13 in earnings per share after adjusting for $0.07 of unfavorable weather.

  A moderate increase in revenues generated by higher rates which became effective at Entergy New Orleans in June 2003.

  Net improvement in revenues achieved by sales growth in the range of 1.5 to 2.0%.

  Other factors which include higher depreciation expense, partially offset by lower operation and maintenance and interest expenses.

Entergy Nuclear

  A baseline of operational earnings for the last three quarters of 2003 of $0.68 in earnings per share.

  Increased revenues from higher contract pricing in 2004 compared to 2003.

  Additional revenues associated with higher megawatt-hours produced due to fewer unplanned outages and power uprates, partially offset by one additional refueling outage in 2004 compared to 2003.

  Lower operation and maintenance and other expenses resulting from productivity improvement initiatives designed to reduce overall costs within the competitive nuclear fleet.

  Additional revenue is realized from the Cooper support services contract.

Energy Commodity Services

  A baseline of operational earnings for the last three quarters of 2003 of $0.17 in earnings per share, with an adjustment of $(0.21) to remove the impact of disproportionate income sharing that concluded at the end of 2003.

  Slightly higher earnings from Entergy-Koch Trading based on improved profitability in European trading.

  Increased earnings from Gulf South Pipeline due to increased transportation rates, lower legal expenses and receipt of insurance reimbursements.

Table 9: 2004 Earnings Per Share Guidance Based on March 2004 Year-To-Date Earnings
(Per share in U.S. $)

	March 2004 Year-To-Date	Operational/Special Item Changes April - December 2004			2004 Guidance Range
			Range of Impact
Utility, Parent & Other
As-Reported	0.55
Less special items	-	Operational items:
Operational	0.55	2003 Operational Results (weather-adjusted)	2.13	2.13
		Rate actions	0.02	0.03
		Sales growth	0.10	0.15
		Other	(0.05)	(0.01)
		Total Operational	2.20	2.30	2.75	2.85
		Special items:
		None
		Total As-reported			2.75	2.85
Entergy Nuclear
As-Reported	0.29
Less special items	-	Operational items:
Operational	0.29	2003 Operational Results	0.68	0.68
		Higher contract pricing	0.07	0.08
		Increased generation	0.02	0.03
		New services contract	0.02	0.02
		Decreased expenses	0.07	0.09
		Other	(0.05)	(0.04)
		Total Operational	0.81	0.86	1.10	1.15
		Special items:
		None
		Total As-reported			1.10	1.15
Energy Commodity Services
As-Reported	0.04
Less special items	-	Operational items:
Operational	0.04	2003 Operational Results (c)	0.17	0.17
		Trading operations	0.01	0.05
		Pipeline operations	0.03	0.04
		Total Operational	0.21	0.26	0.25	0.30
		Special items:
		None	-	-
		Total As-reported			0.25	0.30

As-Reported	0.88
Less special items	-
Operational	0.88	Total Operational for 2004			4.10	4.30
		Total As-reported for 2004			4.10	4.30
  Reflects elimination of disproportionate sharing, equivalent to $0.21 per share for the last three quarters of 2003.

Appendix D provides estimates of earnings per share sensitivities related to variables that impact utility and nuclear results.

Entergy's full-year 2004 earnings guidance is detailed in Table 10. Key assumptions reflected in the earnings ranges are as follows:

Utility, Parent & Other

  Approximately 65% of 2004 earnings are expected from the Utility, Parent & Other.

  Existing rate plans are in effect including the full-year impact of the rate increase put into effect June 2003 at Entergy New Orleans.

  Sales growth for 2004 is projected in the 1.5 to 2.0% range.

  Other factors which include higher depreciation expense, partially offset by lower operation and maintenance and interest expenses.

Entergy Nuclear

  More than 25% of 2004 earnings are expected from Entergy Nuclear.

  Higher revenues are generated due to an approximate $1 increase in the pricing of power purchase agreements, which is expected to average about $38 in 2004.

  Higher revenues are realized due to 46 MW of power uprates during 2003 and the absence of the 2003 blackout which had an approximate impact of $10 million.

  Lower operation and maintenance expense is achieved as a result of productivity improvements at Entergy Nuclear.

  Additional revenue is realized from the Cooper support services contract.

  The capacity factor assumption for the fleet ranges from 92 to 95%, and includes planned refueling outages at Vermont Yankee in spring 2004, and at FitzPatrick and Indian Point 2 in fall 2004.

Energy Commodity Services

  Energy Commodity Services' guidance is based on a 50% contribution from Entergy-Koch, consistent with Entergy's ownership share.

  Conservative expectations are assumed for commodity trading.

  Lower pricing is estimated for the non-nuclear wholesale assets business.

  Modest year-over-year pipeline growth is assumed reflecting higher transportation rates and lower operation and maintenance expenses.

Entergy's 2004 earnings guidance is detailed in Table 10 below, with actual 2003 earnings per share as its data starting point.

Table 10: 2004 Earnings Per Share Guidance
(Per share in U.S. $)

	2003 Earnings Per Share	Operational/Special Item Changes in 2004	Range of Impact		2004 Guidance Range

Utility, Parent & Other
As-Reported	1.93
Less Special Items	(0.69)	Operational items:
Operational	2.62	Full year impact of rate actions	0.04	0.04
		Sales growth of 1.5% to 2.0%	0.15	0.20
		Productivity improvements	0.02	0.03
		Decreased interest expense	0.10	0.12
		Increased depreciation expense, other	(0.18)	(0.16)
		Total Operational	0.13	0.23	2.75	2.85
		Special items:
		None
		Total As-reported	-	-	2.75	2.85
Entergy Nuclear
As-Reported	1.30
Less Special Items	0.45	Operational items:
Operational	0.85	Higher contract pricing	0.09	0.10
		Increased generation	0.03	0.04
		New services contract	0.03	0.03
		Productivity improvements	0.10	0.13
		Total Operational	0.25	0.30	1.10	1.15
		Special items:
		None
		Total As-reported	-	-	1.10	1.15
Energy Commodity Services
As-Reported	0.78	Operational items:
Less Special Items	-	Decreased contribution from Entergy-Koch (d)	(0.38)	(0.38)
Operational	0.78	Increased losses from non-nuclear wholesale assets	(0.03)	(0.01)
		Conservative commodity trading results	(0.15)	(0.13)
		Pipeline growth	0.03	0.04
		Total Operational	(0.53)	(0.48)	0.25	0.30
		Special items:
		None
		Total As-reported	-	-	0.25	0.30
Consolidated Total

As-Reported	4.01
Less Special Items	(0.24)
Operational	4.25	Total Operational for 2004	(0.15)	0.05	4.10	4.30
		Total As-reported for 2004	-	-	4.10	4.30
  Reflects elimination of disproportionate sharing, equivalent to $0.38 per share in 2003.

V. Growth and Liquidity Aspirations

One of Entergy's financial aspirations is to deliver near-term earnings growth of 8-10%, comprised of 6% intrinsic growth and 2-4% growth from the deployment of capital. Entergy acknowledges that this goal is only reasonably achievable if additional investments are made. Entergy has consistently maintained a disciplined policy that requires new investments to exceed (on an ex ante basis) the incremental weighted-average project cost of capital while maintaining corporate credit metrics. Capital is expected to be available to fund additional investments consistent with Entergy's credit objectives.

Over the long term, Entergy aspires to deliver earnings growth of 5-6%, equal to top-quartile industry growth over the last 20 years. Entergy's other financial aspirations include achieving a return of 9% on average invested capital in the near term, and 10% in the long term; achieving a single A credit rating over the long term by maintaining or improving its 45-50% net debt to net capital ratio and 4 times or better interest coverage; and growing the dividend annually, consistent with progress made toward the achievement of all financial aspirations.

Appendix E-1 provides comparative financial performance measures for the current quarter.

Table 11 provides details on Entergy's projected cash available for capital deployment for the period 2004 through 2006. Entergy expects to have $3.4 billion of cash available over the next three years for three potential uses: investments in new businesses or assets, repayment of debt or equity, and dividend increases. Sources shown on the table include $2.6 billion of additional debt that Entergy believes it could issue in association with new investments while maintaining a net debt ratio of 50% or less. This amount could vary depending upon the type of new investment and the credit market environment.

Table 11: Projected Cash Available for Capital Redeployment 2004 through 2006 (see appendix G for definitions of measures)
($ in billions)		2004-2006

Net cash flow provided by operating activities	6.8
Less:
Net nuclear fuel purchases	0.3
Decommissioning trust contributions	0.5
Operating cash flow		6.0
Planned maintenance capital expenditures		(2.6)
Preferred and common dividends		(1.4)
Free cash flow		2.0

Planned growth capital commitments		(1.2)
Additional debt capacity (net of maturities)		2.6
Net Cash Available for New Investment, Debt/Equity Retirement, Dividend Increase		3.4

Details provided in the above table include both generally accepted accounting principles (GAAP) and non-GAAP measures. The non-GAAP measures, operating cash flow, free cash flow and net cash available are measures Entergy uses internally in cash budgeting and performance monitoring activities to gauge the overall strength of its business. Operating cash flow, as defined by Entergy, is net cash flow provided by operating activities, a GAAP measure, reduced by cash requirements for nuclear fuel purchases and decommissioning trust fund contributions. Free cash flow, as defined by Entergy, is operating cash flow reduced by planned maintenance capital expenditures and estimated preferred and common dividends, and does not consider other potential demands on cash such as mandatory debt service requirements. Entergy believes the above data provides useful information to investors for the purpose of evaluating Entergy's ongoing financial flexibility comparing the company's cash availability to the cash availability of other industry peers.

Appendix F-1 provides details on planned capital expenditures by business, and Appendix F-2 includes a summarized schedule of debt maturities.

VI. Appendices

Seven appendices are presented in this section as follows:

  Appendix A includes earnings per share variance analysis and details on special items that relate to the current period.

  Appendix B provides information on selected pending local and federal regulatory cases, including a calendar of scheduled events and potential financial impacts.

  Appendix C provides additional details on Entergy-Koch's trading activities in the current period.

  Appendix D provides estimates of earnings per share sensitivities related to variables that impact utility and nuclear results.

  Appendix E provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.

  Appendix F provides a summary of planned capital expenditures for the next three years along with a summary schedule of debt maturities by business.

  Appendix G provides definitions of the operational performance measures and GAAP and non-GAPP financial measures that are used throughout this release.

Appendix A-1 provides details of first quarter 2004 vs. 2003 earnings variance analyses for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."

Appendix A-1: As-Reported Earnings Per Share Variance Analysis
First Quarter 2004 vs. 2003
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2003 earnings	0.46		1.27		1.73
Income taxes - other	0.06	(e)	(0.01)		0.05
Net revenue	(0.05)	(f)	0.09	(g)	0.04
Interest expense and other charges	0.03		(0.01)		0.02
Other operation & maintenance expense	(0.02)		0.03		0.01
Taxes other than income taxes	(0.01)		0.01		-
Depreciation/amortization expense	0.02		(0.02)		-
Share repurchase/dilution effect	(0.02)		(0.01)		(0.03)
Other income (deductions)	(0.01)		(0.30)	(h)	(0.31)
Cumulative effect of accounting change	0.09	(i)	(0.72)	(j)	(0.63)
2004 earnings	0.55		0.33		0.88

  Income statement line items are tax effected at the statutory rate. Any difference between the statutory and effective tax rate is reflected in the "Income taxes-other" line.

Utility Net Revenue Variance Analysis 2004 vs. 2003 ($ EPS)
First Quarter
Weather	(0.04)
Sales growth/pricing	0.10
Other	(0.11)
Total	(0.05)

  Net revenue decreased in first quarter 2004 due primarily to lower sales volumes in the residential sector driven by milder weather, the effects of which were more than offset by improved pricing coming from the Entergy New Orleans rate increase implemented in June 2003 as well as commercial and industrial sales growth which benefited from improved economic conditions. Other items contributing to the quarter on quarter decline include lower unbilled revenue and higher revenues from the competitive retail business.

  Net revenues increased due to higher revenues from Entergy Nuclear resulting primarily from an increase in megawatt hours generated.

  Other income (deductions) decreased due primarily to lower Entergy-Koch earnings.

  Cumulative effect of accounting change primarily reflects the financial impact of the implementation of SFAS 143, the effect of which was originally recorded in first quarter 2003.

Appendix A-2 lists special items by business with quarter-to-quarter comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are not routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Entergy uses the operational earnings per share measure internally in budgeting and performance monitoring activities to gauge business performance and the ongoing strength of its businesses. Entergy further believes this metric provides useful information to investors for the purpose of evaluating Entergy's ongoing business results and comparing the company's operating and financial performance to the performance of industry peers.

Appendix A-2: Special Items (shown as positive / (negative) impact on earnings)
First Quarter 2004 vs. 2003
(Per share in U.S. $)
First Quarter
	2004	2003	Change
Utility, Parent & Other
SFAS 143 implementation	-	(0.09)	0.09
Subtotal	-	(0.09)	0.09
Competitive Businesses Special Items
Entergy Nuclear
SFAS 143 implementation	-	0.70	(0.70)
Energy Commodity Services	-	-	-
Subtotal	-	0.70	(0.70)
Total Special Items	-	0.61	(0.61)

(U.S. $ in millions)
	2004	2003	Change
Utility, Parent & Other
SFAS 143 implementation	-	(21.3)	21.3
Subtotal	-	(21.3)	21.3
Competitive Businesses Special Items
Entergy Nuclear
SFAS 143 implementation	-	160.3	(160.3)
Energy Commodity Services	-	-	-
Subtotal	-	160.3	(160.3)
Total Special Items	-	139.0	(139.0)

Appendix B-1 provides a summary of the selected regulatory cases and events that are pending.

Appendix B-1: Regulatory Summary Table
As of March 31, 2004
Company/ Proceeding	Authorized ROE	Pending Cases/Events	Potential Operational Earnings Impact
Retail Regulation
Entergy Arkansas	11.0%	No cases pending. Next filing likely to come in connection with steam generators replacement at ANO in mid-2005.	$0.00 per share in 2004 and 2005; impact in 2006 will be based upon revenue deficiency reflected in 2005 filing.

Entergy Gulf States - TX	10.95%

Base rates frozen since settlement order issued in June 1999. Freeze may extend until the start of retail open access, which may occur as early as mid-2005. A number of activities must be completed to achieve this date including ruling on independence of transmission authority, restart of pilot program, and completion of a business separation plan. The PUCT scheduled hearings for June 2004 to consider the certification of Entergy's independent transmission organization. Should the PUCT choose to not support retail open access, EGSI will file for new rates and/or pursue other options for increasing its revenues.

$0.00 per share in 2004; 2005 impact ranges from low of $0.05 per share assuming rate case is filed and implemented by July 2005 to a high of $0.15 per share assuming retail open access begins in July 2005 and Price to Beat fuel factor is based upon $5/MMBtu gas price.

Entergy Gulf States - LA	11.1%

The 9th revenue review (2002) and prospective revenue study are currently pending before the LPSC. EGSI's filings included an $11.5 million rate reduction which was implemented in June 2002 and a $22 million revenue deficiency based on a 2002 test year. The most recent LPSC staff testimony, filed in March 2004, recommended a refund of at least $29 million and a prospective rate reduction of approximately $50 million. In a separate March 2004 filing, EGSI proposed a $32 million pro forma adjustment to include revenue requirements associated with the Perryville power purchase agreement. Separately, EGSI continues to pursue the development of a performance-based rate structure in conjunction with LPSC staff.

			$0.00 per share in 2004; 2005 impact ranges from $(0.16) per share (based on staff's recommendation) to $0.06 per share (based on company's filed deficiency).

Entergy Louisiana	11.3%

In January 2004, ELI filed with the LPSC an application for a $167 million base rate increase and an ROE of 11.4%. The requested increase is expected to be largely mitigated by fuel savings resulting from the generation supply plan. Separately, ELI continues to pursue the development of a performance-based rate structure in conjunction with LPSC staff.

			$0.00 per share in 2004; 2005 impact ranges from $0.00 per share up to $0.20 per share based on the percentage of rate request approved by the LPSC.

Entergy Mississippi	9.34%-12.20%

In December 2002, the MPSC approved a $48.2 million rate increase with an allowed ROE of 11.75%. In addition, the MPSC approved a formula rate plan which allows the earned Rate of Return on Rate Base ("RORB") to increase or decrease by as much as 50 basis points without requiring a change in base rates. This equates to an ROE bandwidth of plus or minus 119 basis points. In addition, a performance incentive based on outage frequency, price, and customer satisfaction can increase or decrease the benchmarked ROE by 100 basis points. If EMI earns above or below the bandwidth range, rates are adjusted on a prospective basis by 50% of any overage or shortfall to the top or bottom of the bandwidth respectively. EMI made its formula rate plan filing in March 2004 based on a 2003 test year. MPSC staff and EMI signed a joint stipulation in April which provides for no change in rates based on an adjusted ROE of 10.77%.

$0.00 per share in 2004; 2005 and beyond may be impacted by an increase or decrease of $0.02 per share for every 1% increase or decrease in ROE resulting from performance incentives and/or sharing above or below the allowed range.

Entergy New Orleans	10.25% - 13.25%

Effective June 2003, the New Orleans City Council approved a $30.2 million rate increase and a 2-year prospective Formula Rate Plan with an ROE mid point of 11.25% and an ROE bandwidth from 10.25% to 12.25%. In addition, the FRP allows for fuel clause adjustments equivalent to 13.25% ROE based on a Generation Performance-Based Rate (GPBR) plan. The GBPR provides for sharing of fuel and purchased power savings based on a specified implied heat rate target and a gas price index. ENOI customers receive the first $20 million of savings; thereafter 10% of additional savings are allocated to the company.

$0.04 per share in 2004, based upon the incremental impact of the June 2003 rate order; 2005 may be impacted by as much as +$0.005/share, for each $20 million of fuel and purchased power savings above the initial $20 million allocated to customers.

Appendix B-1: Regulatory Summary Table (continued)
As of March 31, 2004
Company/ Proceeding	Authorized ROE	Pending Cases/Events	Potential Operational Earnings Impact
Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	ROE approved by July 2001 FERC order. No cases pending.	$0.00 per share.

System Agreement	NA

Proceeding initiated by the LPSC and the City of New Orleans (who has since withdrawn) requested a reallocation of production costs among the utility operating subsidiaries. The FERC administrative law judge (ALJ) issued an initial decision in February 2004 concluding that rough production cost equalization no longer exists on the Entergy system. ALJ recommended a bandwidth approach be applied to reallocate production costs. Entergy opposes the bandwidth approach and certain findings related to the purchase of power from the Vidalia hydroelectric facility. Exception briefs were filed by all parties in March and a FERC decision is expected in late 2004, with court appeals of any decision likely.

$0.00 per share regardless of outcome; the outcome of the case will only impact the allocation of costs that are passed through to customers.

Affiliate Transactions	NA

Eight purchase power agreements covering five generating sources from Entergy affiliates for supplies of power to ELI and ENOI are being reviewed by FERC. Certain of the contracts became effective in June 2003, subject to refund. The process used to award the contracts is being challenged by various parties at FERC. FERC trial staff testimony filed in March 2004 claimed Entergy conveyed undue preference to its affiliates in the bidding process. Entergy plans to file testimony in May to rebutt any claims of affiliate preference. Hearings are currently scheduled for June 2004 with an initial FERC decision in late 2004.

$0.00 per share regardless of outcome given that costs associated with affiliate PPAs will be recovered in retail rates; if affiliate PPAs are not approved, the cost of alternative sources of power would be recovered in retail rates.

Alternative Transmission Structure	NA

In response to the suspension in December 2003 of the SeTrans RTO effort, Entergy began work on an alternative transmission structure. Entergy filed for FERC approval of its alternative transmission structure on April 1, 2004. Entergy's retail regulators will review and comment on the plan, after which time Entergy has requested FERC act within 60 days. Entergy's filing includes independent transmission oversight for processes involving the granting of transmission service including calculation of transfer capacity, system studies and the weekly transmission procurement process. The filing also included a request to implement a more efficient expansion pricing policy that is consistent with the "higher of" principles articulated in FERC's Order Number 2003-A. Earliest effective date for operation of new structure is early 2005.

$0.00 per share in direct impact. If rejected, Entergy could possibly be directed to renew its pursuit of an RTO which likewise would not be expected to have an immediate earnings impact.

Appendix B-2 provides a calendar of selected regulatory events scheduled or anticipated through mid-2005.

Appendix B-2: Calendar of Selected Regulatory Events
As of March 31, 2004
Jurisdiction:	FERC			EAI	EGSI-TX	EGSI-LA	ELI
Case:	System Agreement	Affiliate Purchase Power Agreements	Alternative Transmission Structure	Investigation of continued partici-pation in System Agreement	Retail Competition	9th Earnings Review	Purchase Power Agreements	Base Rate Case
Docket #:	EL01-88-001	ER03-583-000 ER03-681-000 ER03-682-000 ER03-744-000	ER04-699	04-023-U	28818 (independent transmission organization (ITO))	U-26527	U-27136	U-20925
Mar-04	29th - Exception briefs filed	12th - Staff testimony filed 19th - Joint stipulation of issues		29th -Initial testimony filed	12th - ETR testimony filed		10th - 12th Hearings 22nd - Hearings continue
Apr-04		14th - Intervenor cross-answering testimony filed	1st - ETR files proposal (15th - FERC order on market power screens)	28th - Intervenor testimony filed	26th - Intervenors file testimony	26th - Hearings scheduled	26th - Hearings continue
May-04		3rd - Exception briefs filed 10th - ETR files rebuttal testimony			12th - Staff files testimony 19th - ETR files rebuttal testimony	3rd and 10th - Hearings continue
Jun-04		15th - FERC hearings	APSC, LPSC, MPSC, PUCT and CNO determine support for ETR proposal (15th- ETR files market power screens information)		3rd & 4th - Hearings on ITO 4th - Potential PUCT order on ITO sufficiency			16th - Staff / Intervenors file direct testimony
Jul-04								16th - Staff / Intervenors file cross-answering testimony
Aug-04			FERC order (+60 days from state/city support determination)					17th - ELI files rebuttal testimony 31st - Staff / Intervenors file surrebuttal testimony
Sep-04								14th - ELI files rejoinder testimony 27th - Hearings
Oct-04		Potential ALJ decision			1st - Pilot program begins (6 month pilot if ITO approved)		Potential ALJ decision (generally within 6 months of the hearings)	5th - Hearings continue
Nov-04						Potential ALJ decision (generally within 6 months of the hearings)		24th - Potential ALJ decision (per procedural schedule)
Dec-04	Potential FERC decision
Jan-05					2nd - Market readiness proceeding begins (if ITO approved)		Potential LPSC decision (generally within 3 months of the ALJ decision)	Potential LPSC decision (per procedural schedule)
Feb-05						Potential LPSC decision (generally within 3 months of the ALJ decision)
Mar-05
Apr-05		Potential FERC decision
May-05
Jun-05
Jul-05					1st - Retail open access begins (if ITO approved)
Comments:	Requests for rehearing may follow FERC decision		No detailed procedural schedule established	Procedural schedule to be established separately	EGSI-TX may file for rate relief as early as 7/04, if PUCT order does not support move to Retail Open Access

Appendix C provides additional details on Entergy-Koch's trading activities during first quarter 2004.

Appendix C: Entergy-Koch Trading Details (see appendix G for definitions of measures) First Quarter 2004
	2004			2004
Changes in Fair Value of Trading Contracts ($ in millions)		Counterparty Credit Exposure (% net of collateral)
Fair value of contracts outstanding at December 31, 2003 after implementation of EITF 02-03	6.5	AAA		0
(Gain)/Loss from contracts realized/settled during the period	46.6	AA		15
Initial recorded value of contracts entered into during the period	-	A		42
Net option premiums received during the period	(51.9)	BBB		35
Change in fair value of contracts attributable to market movements during the period	(7.3)	Non-investment grade/Not rated		8
Other changes in fair value	-	Total		100
Net change in contracts outstanding during the period	(12.6)
Fair value of contracts outstanding at March 31, 2004	(6.1)
	2004	2003	Change
Balance Sheet Mark to Market Accounting as of March 31, 2004 ($ in millions)
Fair value of contracts	(6.1)	147.6	(153.7)
Partners' capital	1,218	1,346	(128)
Fair value of contracts as percent of partners' capital	(0.5%)	11.0%	NA
	0-12 Months	13-24 Months	25+ Months	Total
Maturities and Sources for Fair Value of Trading Contracts at March 31, 2004 ($ in millions)
Prices actively quoted	40.4	(29.6)	(1.3)	9.5
Prices provided by other sources	1.8	(19.2)	4.6	(12.8)
Prices based on models	(2.6)	(0.1)	(0.0)	(2.7)
Total	39.6	(48.9)	3.2	(6.1)

Appendix D provides estimates of the impact to operational earnings resulting from changes in various revenue and expense variables. These estimates are intended to be indicative rather than precise guidance, and are based upon changes in variables which would result in increases to earnings per share. Equivalent decreases in earnings per share are estimated to result from variable changes in the opposition direction.

Appendix D: Earnings Sensitivities
(Per share in U.S. $)
Variable	Description of Change	Estimated Earnings Impact
Utility
Sales growth Residential Commercial/Government Industrial Total	1% increase in Residential MWh sold 1% increase in Comm/Govt MWh sold 1% increase in Industrial MWh sold 1% increase in Total MWh sold	0.04 0.02 0.04 0.10
Rate base	$100 million increase in rate base	0.02
Return on equity	1% increase in allowed ROE	0.22
Entergy Nuclear
Capacity factor	1% increase in capacity factor	0.03
Gas price 2004 - 100% EN output sold forward 2005 - 94% EN output sold forward 2006 - 73% EN output sold forward	$1/MMBtu increase in gas price assuming market conversion based on 9,000 heat rate	0.00 0.05 0.21
Operation and maintenance expense	$1 decrease per MWh	0.09
Outage (lost revenue only)	1000MW plant for 10 days	0.02
Power uprate	100 MW at $800/Kw capital investment and market price of $40/MWh	0.06

Appendix E-1 provides comparative financial performance measures for the current quarter. Appendix E-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures. Entergy uses non-GAAP measures internally in budgeting and performance monitoring activities to gauge business performance and the ongoing strength of its businesses. Entergy further believes these metrics provide useful information to investors for the purpose of evaluating Entergy's ongoing business results and comparing the company's operating and financial performance to the performance of industry peers.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix E-2.

Appendix E-1: GAAP and non-GAAP Financial Performance Measures
First Quarter 2004 vs. 2003 (see appendix G for definitions of certain measures)

For 12 months ending March 31	2004	2003	Change
GAAP Measures
Return on average invested capital - as-reported	6.19%	8.65%	(2.46)%
Return on average common equity - as-reported	8.63%	13.69%	(5.06)%
Net margin - as-reported	7.86%	12.65%	(4.79)%
Cash flow interest coverage	5.77	4.41	1.36
Book value per share	$38.48	$36.54	$1.94
End of period shares outstanding (millions)	231.0	225.6	5.4

Non-GAAP Measures
Return on average invested capital - operational	7.31%	7.86%	(0.55)%
Return on average common equity - operational	10.88%	12.00%	(1.12)%
Net margin - operational	9.91%	11.09%	(1.18)%

As of March 31 ($ in millions)	2004	2003	Change
GAAP Measures
Revolver capacity	1,553	988	565
Total debt	8,282	8,432	(150)
Off-balance sheet liabilities:
Project debt	-	-	-
Debt of joint ventures - Entergy's share	433	285	148
Leases - Entergy's share	596	501	95
Total off-balance sheet liabilities	1,029	786	243

Non-GAAP Measures
Total gross liquidity	2,428	1,365	1,063
Net debt to net capital ratio	44.5%	48.3%	(3.8)%
Net debt ratio including off-balance sheet liabilities	47.8%	50.6%	(2.8)%

Appendix E-2: Historical Performance Measures (see appendix G for definitions of measures)
	2Q02	3Q02	4Q02	1Q03	2Q03	3Q03	4Q03	1Q04	03 YTD	04 YTD
Financial
EPS - as-reported ($)	1.06	1.59	0.33	1.73	0.89	1.57	-0.17	0.88	1.73	0.88
Less - special items ($)	-0.11	0.09	-0.01	0.61	-0.28	0.00	-0.55	0.00	0.61	0.00
EPS - operational ($)	1.17	1.50	0.34	1.12	1.17	1.57	0.38	0.88	1.12	0.88
Trailing Twelve Months
ROIC - as-reported (%)	5.44	5.44	5.79	8.65	8.01	8.04	7.38	6.19	8.65	6.19
ROIC - operational (%)	7.05	7.10	7.37	7.86	7.48	7.63	7.70	7.31	7.86	7.31
ROE - as-reported (%)	6.64	7.10	7.84	13.69	12.85	12.56	11.21	8.63	13.69	8.63
ROE - operational (%)	10.28	10.82	11.33	12.00	11.69	11.69	11.87	10.88	12.00	10.88
Cash Flow Interest Coverage	4.80	5.51	4.92	4.41	4.54	4.28	5.05	5.77	4.41	5.77
Net debt/net capital (%)	50.45	48.95	47.70	48.30	47.77	46.64	45.32	44.54	48.30	44.54
Utility
Generation in GWh	22,698	26,635	19,687	18,531	19,915	21,438	17,860	18,455	18,531	18,455
GWh billed
Residential	7,202	10,827	7,279	7,843	7,170	10,763	7,041	7,726	7,843	7,726
Commercial & Gov't	6,766	8,240	6,811	6,455	6,828	8,276	6,955	6,487	6,455	6,487
Industrial	10,294	10,839	10,248	9,324	9,556	9,975	9,782	9,490	9,324	9,490
O&M expense/MWh	$23.87	$14.01	$23.84	$18.75	$19.30	$17.66	$31.58	$18.84	$18.75	$18.84
Reliability
SAIFI	2.0	2.1	2.0	1.9	1.6	1.8	1.8	1.7	1.9	1.7
SAIDI	151	156	164	161	138	155	144	143	161	143
Nuclear
Net MW in operation	3,445	3,955	3,955	3,955	3,955	4,001	4,001	4,001	3,955	4,001
Avg. realized price per MWh	$39.88	$42.59	$40.87	$38.28	$39.78	40.67	$38.54	$39.70	$38.28	$39.70
Production cost/MWh	$19.40	$19.82	$22.18	$23.54	$20.85	20.03	$17.15	$18.57	$23.54	$18.57
Generation in GWh	7,449	8,152	6,843	8,093	7,337	8,246	8,702	8,687	8,093	8,687
Capacity factor	98.5%	96.8%	78.0%	93.7%	84.1%	93.6%	98%	98.9%	93.7%	98.9%
Energy Commodity Services
Entergy-Koch Trading
Electricity volatility (%)	51	57	41	86	52	34	50	37	86	37
Gas volatility (%)	54	58	50	91	45	39	60	50	91	50
Gain/loss days	1.7	2.0	1.3	1.3	1.4	1.7	1.5	1.3	1.3	1.3
Gulf South Pipeline
Throughput (Bcf/d)	2.31	2.27	2.22	2.20	1.90	1.84	1.99	2.22	2.20	2.22
Production cost ($)	0.096	0.096	0.113	0.113	0.138	0.171	0.172	0.144	0.113	0.144

Appendix F-1 provides a summary of planned capital expenditures. Entergy's capital plan from 2004 through 2006 includes $3.8 billion for investment; $2.6 billion of this amount is associated with capital to maintain Entergy's existing assets. Approximately $1.2 billion is associated with previously identified investments such as the steam generator replacement at Arkansas Nuclear One Unit 1, nuclear plant power uprates at Entergy Nuclear and Utility, the purchase of the Perryville plant, and a previously-deferred equity investment for Entergy's interest in Entergy-Koch.

Appendix F-1: Planned Capital Expenditures
2004-2006
($ in millions)	2004	2005	2006	Total
Maintenance capital
Utility, Parent & Other	774	777	773	2,324
Entergy Nuclear	73	68	76	217
Energy Commodity Services	7	2	2	11
Subtotal	854	847	851	2,552
Other capital commitments
Utility, Parent & Other	601	295	112	1,008
Entergy Nuclear	123	-	-	123
Energy Commodity Services	73	-	-	73
Subtotal	797	295	112	1,204
Total Planned Capital Expenditures	1,651	1,142	963	3,756

Appendix F-2 provides details on scheduled long-term debt maturities including currently maturing portions. Since the initiation of Entergy's refinancing strategy in fourth quarter of 2002, more than $3 billion was refinanced. As a result, the average Utility coupon declined to 5.8% from almost 6.6%, and the average maturity of the Utility's debt portfolio was extended to 13 years.

Appendix F-2: Debt Maturity Schedule
($ in millions)
Maturities as of April 1, 2004	2004	2005	2006	2007-2008	2009+	Total
Utility, Parent & Other	429	405	28	1,527	5,016	6,515
Entergy Nuclear	74	72	76	100	191	513
Energy Commodity Services	-	-	-	-	-	-
Total	503	487	104	1,627	5,207	7,928

Appendix G provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix G: Definitions of Operational Performance Measures and GAAP and non GAAP Financial Measures
Utility
Generation in GWh	Total number of GWh produced by all Utility generation facilities
GWh billed	Total number of GWh billed to all retail customer classes
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh generated, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Reliability complaints	Number of complaints to regulators concerning reliability issues
Number of customers	Year-to-date average number of customers
Safety	Number of accidents resulting in lost time work
Competitive Businesses
Planned TWh of generation

Amount of output expected to be generated by Entergy Nuclear for nuclear units, or by non-nuclear wholesale assets for fossil and wind units, considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch

Percent of planned generation sold forward

Percent of planned generation output sold forward under contracts, forward physical contracts or forward financial contracts (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not be liable to buyer for any damages
Unit-contingent with availability guarantees

Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm liquidated damages (LD)

Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset); if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract

For Entergy Nuclear, a contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator

For Energy Commodity Services, a contract for the sale of capacity and related energy, in which capacity and energy are priced separately

Average contract price per MWh or per kW per month	Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract prices based on expected dispatch or capacity
Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned or operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh generated for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Generation in GWh	Total number of GWh produced by all non-utility nuclear facilities
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage completed during the quarter
Entergy-Koch Trading
Electricity volatility

Average volatility of into-Cinergy power prices for the period. The changes in volatility numbers for the comparative prior-year periods are the result of a refinement of the definition of the initial month used in the time period selected over which the calculation of power and gas volatilities is measured

Gas volatility	Average volatility of Henry Hub spot prices for the period (See Electricity Volatility immediately above)
Electricity marketed (GWh)	Total physical GWh volumes marketed in the U.S. and Europe during the period
Gas marketed (Bcf/d)

Physical Bcf/d volumes marketed in the U.S. and Europe during the period. The changes in gas marketed numbers for the comparative prior-year periods are the result of an adjustment to the definition to represent only sales volumes consistent with industry standards and the addition of volumes traded in Europe

Gain/loss days	Ratio of days where aggregate trading gains exceeded trading losses across all commodities
Daily average earnings at risk

Daily value at risk in millions of dollars for the period using a 97.5% confidence level. This measure indicates that, if prices moved against the positions, the loss in neutralizing the portfolio would not be expected to exceed the calculated value at risk

Gulf South Pipeline
Throughput	Gas in Bcf/d transported by the pipeline during the period
Production cost	Cost in $/mmbtu associated with delivering gas, excluding gas expense

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of non-recurring financial impacts from commonly used financial metrics. Entergy uses these non-GAAP measures internally in budgeting and performance monitoring activities to gauge business performance and the ongoing strength of each business segment. Entergy further believes these measures provide useful information to investors in evaluating Entergy's ongoing business results and assists investors in comparing the company's operating performance to the operating performance of others in the energy sector.
Appendix G: Definitions of Operational Performance Measures and GAAP and non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling net income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling net income divided by average common equity
Net margin - as-reported	12-months rolling net income divided by 12 months rolling revenue
Cash flow interest coverage	12-months operating cash flow plus 12-months rolling interest paid, divided by interest expense, excluding interest income
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Project debt	Financing at subsidiaries to support specific projects
Debt of joint ventures (Entergy share)	Debt issued for Entergy-Koch, LP and RS Cogen joint ventures
Leases (Entergy share)	Operating leases held by subsidiaries capitalized at implicit interest rate

Financial Measures - non-GAAP
Operational net income	As-reported net income adjusted to exclude the impact of special items
Operating cash flow	Net cash flow provided by operating activities adjusted to exclude net nuclear fuel purchases and decommissioning trust fund expenditures.
Free cash flow	Operating cash flow adjusted to exclude maintenance capital expenditures and preferred and common dividends.
Return on average invested capital - operational	12-months rolling operational net income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational net income divided by average common equity
Net margin - operational	12-months rolling operational net income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents

Entergy's common stock is listed on the New York, Chicago, and Pacific exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/earnings

Teleconference and Webcast Details

Entergy's senior management team will host an earnings teleconference at 10:00 a.m. CDT, Monday, April 26, 2004. The call can be accessed by dialing 913-981-5532; the confirmation code is 250802. Please call no more than 15 minutes prior to the scheduled start time. The call can also be accessed and the presentation slides can be viewed via Entergy's web site at www.entergy.com/webcasts. A replay of the teleconference will be available for seven days following the teleconference by dialing 719-457-0820, confirmation code 250802. The replay will also be available on Entergy's web site at www.entergy.com/webcasts.

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The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's System Agreement and utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factors at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to extend or replace the existing purchased power agreements for those facilities, including the Non-Utility Nuclear plants, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading physical and financial natural gas and power, as well as other energy-related commodities, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in ownership of joint ventures, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes Entergy's utility service territory, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, resolution of pending or future applications for license extensions of nuclear generating facilities, changes in law resulting from proposed energy legislation, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce current tax payments, the effects of litigation and governmental investigations, changes in accounting standards, corporate governance, and securities law requirements, and Entergy's ability to attract and retain talented management and directors.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2004
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 227,161	$ 20,882	$ -	$ 248,043
Temporary cash investments - at cost,
which approximates market	411,927	214,993	-	626,920
Special deposits	-	-	-	-
Total cash and cash equivalents	639,088	235,875	-	874,963
Other temporary investments	-	-	-	-
Notes receivable	341,671	389,198	(728,725)	2,143
Accounts receivable:
Customer	389,666	-	-	389,666
Allowance for doubtful accounts	(21,816)	(2,564)	-	(24,380)
Associated companies	57,249	18,459	(75,708)	-
Other	127,667	132,500	-	260,168
Accrued unbilled revenues	365,597	-	-	365,598
Total receivables	918,363	148,395	(75,708)	991,052
Deferred fuel costs	211,769	-	-	211,769
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	119,203	2,377	-	121,580
Materials and supplies - at average cost	345,626	209,439	-	555,064
Deferred nuclear refueling outage costs	51,056	75,010	-	126,065
Prepayments and other	108,945	43,738	-	152,683
TOTAL	2,735,720	1,104,031	(804,433)	3,035,319

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	8,487,974	1,164,779	(8,516,318)	1,136,434
Decommissioning trust funds	1,009,024	1,382,017	-	2,391,041
Non-utility property - at cost (less accumulated depreciation)	261,097	318	-	261,415
Other	35,432	60,203	-	95,635
TOTAL	9,793,527	2,607,317	(8,516,318)	3,884,525

PROPERTY, PLANT, AND EQUIPMENT

Electric	26,542,979	1,772,951	(3,954)	28,311,976
Plant acquisition adjustment	-	-	-	-
Property under capital lease	748,309	-	-	748,309
Natural gas	236,161	-	-	236,161
Construction work in progress	938,631	266,501	-	1,205,132
Nuclear fuel under capital lease	265,494	-	-	265,494
Nuclear fuel	44,964	215,165	-	260,129
TOTAL PROPERTY, PLANT AND EQUIPMENT	28,776,538	2,254,617	(3,954)	31,027,201
Less - accumulated depreciation and amortization	12,498,689	211,755	-	12,710,444
PROPERTY, PLANT AND EQUIPMENT - NET	16,277,849	2,042,862	(3,954)	18,316,757

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	816,081	-	-	816,081
Other regulatory assets	1,366,556	-	-	1,366,556
Long-term receivables	19,847	-	-	19,847
Goodwill	374,099	3,073	-	377,172
Other	793,089	829,465	(676,505)	946,049
TOTAL	3,369,672	832,538	(676,505)	3,525,705
		-
TOTAL ASSETS	$ 32,176,768	$ 6,586,748	$ (10,001,210)	$28,762,306

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2004
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 454,266	$ 74,215	$ -	$ 528,481
Notes payable:
Associated companies	214,278	513,301	(727,579)	-
Other	4,145	304	-	4,450
Account payable:
Associated companies	65,356	10,933	(76,289)	-
Other	515,029	111,533	-	626,563
Customer deposits	207,531	160	-	207,691
Taxes accrued	119,861	58,587	-	178,448
Accumulated deferred income taxes	(26,500)	30,540	-	4,040
Nuclear refueling outage costs	11,413	-	-	11,413
Interest accrued	134,498	7,281	-	141,780
Obligations under capital leases	160,900	-	-	160,900
Other	81,641	151,153	-	232,793
TOTAL	1,942,418	958,007	(803,868)	2,096,559

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	4,952,803	(23,058)	-	4,929,745
Accumulated deferred investment tax credits	414,991	-	-	414,991
Obligations under capital leases	170,538	1	-	170,538
Other regulatory liabilities	353,842	-	-	353,842
Decommissioning and retirement cost liabilities	1,447,923	724,797	-	2,172,720
Transition to competition	79,098	-	-	79,098
Regulatory reserves	67,235	-	-	67,235
Accumulated provisions	355,345	161,911	-	517,257
Long-term debt	6,960,517	577,644	(139,024)	7,399,136
Preferred stock with sinking fund	18,602	-	-	18,602
Other	1,430,914	456,636	(567,984)	1,319,567
TOTAL	16,251,808	1,897,931	(707,008)	17,442,731

Preferred stock without sinking fund	334,337	-	-	334,337

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2004	2,205,193	1,102,743	(3,305,454)	2,482
Paid-in capital	6,032,088	2,146,387	(3,386,303)	4,792,171
Retained earnings	6,044,451	525,093	(1,963,637)	4,605,907
Accumulated other comprehensive income (loss)	4,847	(97)	1,744	6,493
Less - treasury stock, at cost (17,189,798 shares in 2004)	638,374	43,316	(163,316)	518,374

TOTAL	13,648,205	3,730,810	(8,490,334)	8,888,679

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 32,176,768	$ 6,586,748	$ (10,001,210)	$ 28,762,306

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 97,920	$ 17,191	$ -	$ 115,112
Temporary cash investments - at cost,
which approximates market	404,896	171,916	-	576,813
Special deposits	312	(4)	-	308
Total cash and cash equivalents	503,128	189,103	-	692,233
Other temporary investments	50,000	-	-	50,000
Notes receivable	514,580	379,275	(892,125)	1,730
Accounts receivable:
Customer	398,091	-	-	398,091
Allowance for doubtful accounts	(25,476)	(500)	-	(25,976)
Associated companies	93,429	(33,248)	(60,181)	-
Other	108,728	138,097	-	246,824
Accrued unbilled revenues	384,861	-	-	384,860
Total receivables	959,633	104,349	(60,181)	1,003,799
Deferred fuel costs	245,973	-	-	245,973
Accumulated deferred income taxes	16,416	-	(16,416)	-
Fuel inventory - at average cost	108,542	1,922	18	110,482
Materials and supplies - at average cost	343,665	205,256	-	548,921
Deferred nuclear refueling outage costs	41,998	96,838	-	138,836
Prepayments and other	95,043	32,226	-	127,270
TOTAL	2,878,978	1,008,969	(968,704)	2,919,244

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	8,470,984	1,078,377	(8,496,032)	1,053,328
Decommissioning trust funds	953,314	1,325,219	-	2,278,533
Non-utility property - at cost (less accumulated depreciation)	262,005	380	-	262,384
Other	96,326	56,355	-	152,681
TOTAL	9,782,629	2,460,331	(8,496,032)	3,746,926

PROPERTY, PLANT, AND EQUIPMENT

Electric	26,438,834	1,597,065	-	28,035,899
Plant acquisition adjustment	-	-	-	-
Property under capital lease	751,815	-	-	751,815
Natural gas	236,623	-	-	236,622
Construction work in progress	982,526	402,405	(3,949)	1,380,982
Nuclear fuel under capital lease	278,683	-	-	278,683
Nuclear fuel	18,911	215,511	-	234,421
TOTAL PROPERTY, PLANT AND EQUIPMENT	28,707,392	2,214,981	(3,949)	30,918,422
Less - accumulated depreciation and amortization	12,425,072	194,553	-	12,619,625
PROPERTY, PLANT AND EQUIPMENT - NET	16,282,320	2,020,428	(3,949)	18,298,797

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	830,539	-	-	830,539
Other regulatory assets	1,425,145	-	-	1,425,145
Long-term receivables	20,886	-	-	20,886
Goodwill	374,099	3,073	-	377,172
Other	829,561	752,814	(646,874)	935,501
TOTAL	3,480,230	755,887	(646,874)	3,589,243
		-
TOTAL ASSETS	$ 32,424,157	$ 6,245,615	$ (10,115,559)	$28,554,210

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 450,157	$ 74,215	$ -	$ 524,372
Notes payable:
Associated companies	402,765	489,101	(891,865)	-
Other	47	304	-	351
Account payable:
Associated companies	84,338	(33,775)	(50,562)	-
Other	670,840	125,732	-	796,572
Customer deposits	199,456	164	-	199,620
Taxes accrued	232,512	(7,586)	-	224,926
Accumulated deferred income taxes	-	39,379	(16,417)	22,963
Nuclear refueling outage costs	8,238	-	-	8,238
Interest accrued	137,141	2,462	-	139,603
Obligations under capital leases	159,978	-	-	159,978
Other	64,154	151,607	(10,160)	205,600
TOTAL	2,409,626	841,603	(969,004)	2,282,223

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	4,779,747	(234)	-	4,779,513
Accumulated deferred investment tax credits	420,248	-	-	420,248
Obligations under capital leases	153,897	1	-	153,898
Other regulatory liabilities	291,239	-	-	291,239
Decommissioning and retirement cost liabilities	1,530,909	711,403	-	2,242,312
Transition to competition	79,098	-	-	79,098
Regulatory reserves	69,528	-	-	69,528
Accumulated provisions	354,575	152,386	-	506,960
Long-term debt	6,931,989	519,572	(128,622)	7,322,940
Preferred stock with sinking fund	20,852	-	-	20,852
Other	1,441,783	460,059	(554,439)	1,347,404
TOTAL	16,073,865	1,843,187	(683,061)	17,233,992

Preferred stock without sinking fund	334,337	532	(532)	334,337

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2003	2,205,193	1,102,743	(3,305,454)	2,482
Paid-in capital	6,052,303	2,073,126	(3,357,813)	4,767,615
Retained earnings	6,019,695	446,450	(1,963,637)	4,502,508
Accumulated other comprehensive income (loss)	10,290	(18,710)	626	(7,795)
Less - treasury stock, at cost (19,276,445 shares in 2003)	681,152	43,316	(163,316)	561,152

TOTAL	13,606,329	3,560,293	(8,462,962)	8,703,658

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 32,424,157	$ 6,245,615	$ (10,115,559)	$ 28,554,210

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2004 vs December 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 129,241	$ 3,691	$ -	$ 132,932
Temporary cash investments - at cost,
which approximates market	7,031	43,077	-	50,108
Special deposits	(312)	4	-	(308)
Total cash and cash equivalents	135,960	46,772	-	182,732
Other temporary investments	(50,000)	-	-	(50,000)
Notes receivable	(172,909)	9,923	163,400	414
Accounts receivable:
Customer	(8,425)	-	-	(8,425)
Allowance for doubtful accounts	3,660	(2,064)	-	1,596
Associated companies	(36,180)	51,707	(15,527)	-
Other	18,939	(5,597)	-	13,342
Accrued unbilled revenues	(19,264)	-	-	(19,264)
Total receivables	(41,270)	44,046	(15,527)	(12,751)
Deferred fuel costs	(34,204)	-	-	(34,204)
Accumulated deferred income taxes	(16,416)	-	16,416	-
Fuel inventory - at average cost	10,661	455	(18)	11,098
Materials and supplies - at average cost	1,961	4,183	-	6,143
Deferred nuclear refueling outage costs	9,058	(21,828)	-	(12,770)
Prepayments and other	13,902	11,512	-	25,413
TOTAL	(143,258)	95,062	164,271	116,075

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	16,990	86,402	(20,286)	83,106
Decommissioning trust funds	55,710	56,798	-	112,508
Non-utility property - at cost (less accumulated depreciation)	(908)	(62)	-	(970)
Other	(60,894)	3,848	-	(57,046)
TOTAL	10,898	146,986	(20,286)	137,598

PROPERTY, PLANT, AND EQUIPMENT

Electric	104,145	175,886	(3,954)	276,077
Plant acquisition adjustment	-	-	-	-
Property under capital lease	(3,506)	-	-	(3,506)
Natural gas	(462)	-	-	(462)
Construction work in progress	(43,895)	(135,904)	3,949	(175,850)
Nuclear fuel under capital lease	(13,189)	-	-	(13,189)
Nuclear fuel	26,053	(346)	-	25,707
TOTAL PROPERTY, PLANT AND EQUIPMENT	69,146	39,636	(5)	108,777
Less - accumulated depreciation and amortization	73,617	17,202	-	90,819
PROPERTY, PLANT AND EQUIPMENT - NET	(4,471)	22,434	(5)	17,958

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	(14,458)	-	-	(14,458)
Other regulatory assets	(58,589)	-	-	(58,589)
Long-term receivables	(1,039)	-	-	(1,039)
Goodwill	-	-	-	-
Other	(36,472)	76,651	(29,631)	10,548
TOTAL	(110,558)	76,651	(29,631)	(63,538)

TOTAL ASSETS	$(247,389)	$ 341,133	$ 114,349	$ 208,094

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2004 vs December 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$4,109	-	-	$4,109
Notes payable:
Associated companies	(188,487)	$24,200	$164,286	-
Other	4,098	-	-	4,098
Account payable:	-	-	-
Associated companies	(18,982)	44,708	(25,727)	-
Other	(155,811)	(14,199)	-	(170,010)
Customer deposits	8,075	(4)	-	8,071
Taxes accrued	(112,651)	66,173	-	(46,478)
Accumulated deferred income taxes	(26,500)	(8,839)	16,417	(18,922)
Nuclear refueling outage costs	3,175	-	-	3,175
Interest accrued	(2,643)	4,819	-	2,176
Obligations under capital leases	922	-	-	922
Other	17,487	(454)	10,160	27,191
TOTAL	(467,208)	116,404	165,136	(185,668)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	173,056	(22,824)	-	150,232
Accumulated deferred investment tax credits	(5,257)	-	-	(5,257)
Obligations under capital leases	16,641	-	-	16,641
Other regulatory liabilities	62,603	-	-	62,603
Decommissioning and retirement cost liabilities	(82,986)	13,394	-	(69,592)
Transition to competition	-	-	-	-
Regulatory reserves	(2,293)	-	-	(2,293)
Accumulated provisions	770	9,525	-	10,295
Long-term debt	28,528	58,072	(10,402)	76,198
Preferred stock with sinking fund	(2,250)	-	-	(2,250)
Other	(10,869)	(3,423)	(13,545)	(27,837)
TOTAL	177,943	54,744	(23,947)	208,741

Preferred stock without sinking fund	-	(532)	532	-

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2004 and 2003	-	-	-	-
Paid-in capital	(20,215)	73,261	(28,490)	24,556
Retained earnings	24,756	78,643	- )	103,399
Accumulated other comprehensive income (loss)	(5,443)	18,613	1,118	14,288
Less - treasury stock, at cost	(42,778)	-	-	(42,778)

TOTAL	41,876	170,517	(27,372)	185,021

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$(247,389)	$341,133	$114,350	$208,094

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 1,701,702	$ -	$ (375)	$ 1,701,327
Natural gas	83,816	-	-	83,816
Competitive businesses	93,384	388,017	(14,995)	466,406
Total	1,878,902	388,017	(15,370)	2,251,549

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	498,333	51,793	-	550,127
Purchased power	438,740	12,447	(15,370)	435,817
Nuclear refueling outage expenses	16,335	25,273	-	41,607
Provision for turbine commitments, asset impairments
and restructuring charges	-	-	-	-
Other operation and maintenance	351,630	163,325	-	514,955
Decommissioning	24,130	14,217	-	38,347
Taxes other than income taxes	84,898	12,405	-	97,303
Depreciation and amortization	192,163	18,485	-	210,648
Other regulatory credits - net	(16,089)	-	-	(16,089)
Total	1,590,140	297,945	(15,370)	1,872,715

OPERATING INCOME	288,762	90,072	-	378,834

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,463	-	-	7,463
Interest and dividend income	19,276	22,131	(13,156)	28,251
Equity in earnings of unconsolidated equity affiliates	-	19,819	-	19,819
Miscellaneous - net	(4,369)	9,537	-	5,167
Total	22,370	51,487	(13,156)	60,700

INTEREST AND OTHER CHARGES
Interest on long-term debt	115,833	3,627	-	119,460
Other interest - net	7,145	12,227	(13,156)	6,215
Allowance for borrowed funds used during construction	(5,154)	-	-	(5,154)
Total	117,824	15,854	(13,156)	120,521

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGES	193,308	125,705	-	319,013

Income taxes	58,933	47,064	-	105,997

INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGES	134,375	78,641	-	213,016

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes)	-	-	-	-

CONSOLIDATED NET INCOME	134,375	78,641	-	213,016

Preferred dividend requirements and other	5,855	-	-	5,855

EARNINGS APPLICABLE TO COMMON STOCK	$ 128,520	$ 78,641	$ -	$ 207,161

EARNINGS PER AVERAGE COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
BASIC	$0.56	$0.34		$0.90
DILUTED	$0.55	$0.33		$0.88

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.56	$0.34		$0.90
DILUTED	$0.55	$0.33		$0.88

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				230,264,638
DILUTED				234,978,625

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 1,602,134	$ -	$ (396)	$ 1,601,738
Natural gas	80,238	-	-	80,238
Competitive businesses	14,617	341,190	(60)	355,747
Total	1,696,989	341,190	(456)	2,037,723

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	341,439	46,601	-	388,040
Purchased power	363,330	5,716	(347)	368,699
Nuclear refueling outage expenses	14,736	24,156	-	38,892
Provision for turbine commitments, asset impairments
and restructuring charges	-	(7,743)	-	(7,743)
Other operation and maintenance	342,956	182,280	(338)	524,898
Decommissioning	24,699	12,799	-	37,498
Taxes other than income taxes	82,339	15,398	-	97,737
Depreciation and amortization	199,485	11,560	-	211,046
Other regulatory credits - net	15,253	-	-	15,253
Total	1,384,237	290,767	(685)	1,674,320

OPERATING INCOME	312,752	50,423	229	363,403

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,286	-	-	7,286
Interest and dividend income	19,480	21,398	(11,054)	29,824
Equity in earnings of unconsolidated equity affiliates	-	128,061	-	128,061
Miscellaneous - net	(2,037)	13,882	(229)	11,616
Total	24,729	163,341	(11,283)	176,787

INTEREST AND OTHER CHARGES
Interest on long-term debt	117,231	5,214	-	122,446
Other interest - net	16,176	7,922	(11,054)	13,044
Allowance for borrowed funds used during construction	(5,719)	-	-	(5,719)
Total	127,688	13,136	(11,054)	129,771

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGES	209,793	200,628	-	410,419

Income taxes	78,313	74,105	-	152,418

INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGES	131,480	126,523	-	258,001

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $89,925)	(21,333)	164,255	-	142,922

CONSOLIDATED NET INCOME	110,147	290,778	-	400,923

Preferred dividend requirements and other	5,916	-	-	5,916

EARNINGS APPLICABLE TO COMMON STOCK	$ 104,231	$ 290,778	$ -	$ 395,007

EARNINGS PER AVERAGE COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
BASIC	$0.56	$0.57		$1.13
DILUTED	$0.55	$0.55		$1.10

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.47	$1.30		$1.77
DILUTED	$0.46	$1.27		$1.73

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				223,673,332
DILUTED				228,230,756

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2004 vs. March 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 99,568	$ -	$ 21	$ 99,589
Natural gas	3,578	-	-	3,578
Competitive businesses	78,767	46,827	(14,935)	110,659
Total	181,913	46,827	(14,914)	213,826

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	156,894	5,192	-	162,086
Purchased power	75,410	6,731	(15,023)	67,118
Nuclear refueling outage expenses	1,599	1,117	-	2,716
Provision for turbine commitments, asset impairments
and restructuring charges	-	7,743	-	7,743
Other operation and maintenance	8,674	(18,955)	338	(9,943)
Decommissioning	(569)	1,418	-	849
Taxes other than income taxes	2,559	(2,993)	-	(434)
Depreciation and amortization	(7,322)	6,925	-	(397)
Other regulatory credits - net	(31,342)	-	-	(31,342)
Total	205,903	7,178	(14,685)	198,396

OPERATING INCOME	(23,990)	39,649	(229)	15,430

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	177	-	-	177
Interest and dividend income	(204)	733	(2,102)	(1,573)
Equity in earnings of unconsolidated equity affiliates	-	(108,242)	-	(108,242)
Miscellaneous - net	(2,332)	(4,345)	229	(6,447)
Total	(2,359)	(111,854)	(1,873)	(116,085)

INTEREST AND OTHER CHARGES
Interest on long-term debt	(1,398)	(1,587)	-	(2,985)
Other interest - net	(9,031)	4,305	(2,102)	(6,828)
Allowance for borrowed funds used during construction	565	-	-	565
Total	(9,864)	2,718	(2,102)	(9,248)

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGES	(16,485)	(74,923)	-	(91,407)

Income taxes	(19,380)	(27,041)	-	(46,421)

INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGES	2,895	(47,882)	-	(44,986)

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $89,925)	21,333	(164,255)	-	(142,922)

CONSOLIDATED NET INCOME	24,228	(212,137)	-	(187,908)

Preferred dividend requirements and other	(61)	-	-	(61)

EARNINGS APPLICABLE TO COMMON STOCK	$ 24,289	$ (212,137)	$ -	$ (187,847)

EARNINGS PER AVERAGE COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
BASIC	($0.00)	($0.23)		($0.23)
DILUTED	($0.00)	($0.22)		($0.22)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.09	($0.96)		($0.87)
DILUTED	$0.09	($0.94)		($0.85)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 7,498,248	$ -	$ (1,484)	$ 7,496,764
Natural gas	189,754	-	-	189,754
Competitive businesses	266,909	1,506,784	(51,465)	1,722,228
Total	7,954,911	1,506,784	(52,949)	9,408,746

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,942,356	206,948	-	2,149,304
Purchased power	1,792,962	25,035	(52,919)	1,765,077
Nuclear refueling outage expenses	63,106	99,603	-	162,710
Provision for turbine commitments, asset impairments
and restructuring charges	-	-	-	-
Other operation and maintenance	1,702,750	772,464	(720)	2,474,493
Decommissioning	91,955	54,995	-	146,950
Taxes other than income taxes	347,681	57,544	-	405,225
Depreciation and amortization	795,252	54,854	-	850,107
Other regulatory credits - net	(45,103)	-	-	(45,103)
Total	6,690,959	1,271,443	(53,639)	7,908,763

OPERATING INCOME	1,263,952	235,341	690	1,499,983

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	42,886	-	-	42,886
Interest and dividend income	70,406	55,735	(40,328)	85,813
Equity in earnings of unconsolidated equity affiliates	-	163,409	-	163,409
Miscellaneous - net	(122,599)	40,336	(690)	(82,952)
Total	(9,307)	259,480	(41,018)	209,156

INTEREST AND OTHER CHARGES
Interest on long-term debt	468,220	14,759	-	482,979
Other interest - net	49,440	37,612	(40,328)	46,725
Allowance for borrowed funds used during construction	(32,627)	-	-	(32,627)
Total	485,033	52,371	(40,328)	497,077

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGES	769,612	442,450	-	1,212,062

Income taxes	276,172	167,482	-	443,654

INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGES	493,440	274,968	-	768,408

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of ($3,829))	-	(5,848)	-	(5,848)

CONSOLIDATED NET INCOME	493,440	269,120	-	762,560

Preferred dividend requirements and other	23,464	-	-	23,464

EARNINGS APPLICABLE TO COMMON STOCK	$ 469,976	$ 269,120	$ -	$ 739,096

EARNINGS PER AVERAGE COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
BASIC	$2.06	$1.20		$3.26
DILUTED	$2.02	$1.18		$3.20

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.06	$1.18		$3.24
DILUTED	$2.02	$1.15		$3.17

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				228,434,637
DILUTED				232,964,754

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 6,848,868	$ -	$ (1,724)	$ 6,847,144
Natural gas	159,213	-	-	159,213
Competitive businesses	44,518	1,433,268	(2,219)	1,475,567
Total	7,052,599	1,433,268	(3,943)	8,481,924

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,886,909	186,866	-	2,073,775
Purchased power	998,811	35,957	(3,222)	1,031,546
Nuclear refueling outage expenses	57,950	61,348	-	119,298
Provision for turbine commitments, asset impairments
and restructuring charges	-	19,340	-	19,340
Other operation and maintenance	1,752,220	738,167	(1,730)	2,488,658
Decommissioning	46,964	48,763	-	95,726
Taxes other than income taxes	329,485	46,345	-	375,830
Depreciation and amortization	783,065	62,037	-	845,102
Other regulatory credits - net	(128,146)	-	-	(128,146)
Total	5,727,258	1,198,823	(4,952)	6,921,129

OPERATING INCOME	1,325,341	234,445	1,009	1,560,795

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	32,263	-	-	32,263
Interest and dividend income	66,411	100,172	(41,960)	124,623
Equity in earnings of unconsolidated equity affiliates	(2)	244,697	-	244,695
Miscellaneous - net	2,592	26,509	(1,009)	28,093
Total	101,264	371,378	(42,969)	429,674

INTEREST AND OTHER CHARGES
Interest on long-term debt	467,861	52,789	-	520,651
Other interest - net	66,134	43,952	(41,960)	68,126
Allowance for borrowed funds used during construction	(24,618)	-	-	(24,618)
Total	509,377	96,741	(41,960)	564,159

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGES	917,228	509,082	-	1,426,310

Income taxes	319,625	152,628	-	472,253

INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGES	597,603	356,454	-	954,057

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $89,925)	(21,333)	164,255	-	142,922

CONSOLIDATED NET INCOME	576,270	520,709	-	1,096,979

Preferred dividend requirements and other	23,688	-	-	23,688

EARNINGS APPLICABLE TO COMMON STOCK	$ 552,582	$ 520,709	$ -	$ 1,073,291

EARNINGS PER AVERAGE COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
BASIC	$2.56	$1.60		$4.16
DILUTED	$2.52	$1.56		$4.08

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.47	$2.33		$4.80
DILUTED	$2.42	$2.29		$4.71

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				223,473,977
DILUTED				227,776,645

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2004 vs. March 31, 2003
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 649,380	$ -	$ 240	$ 649,620
Natural gas	30,541	-	-	30,541
Competitive businesses	222,391	73,516	(49,246)	246,661
Total	902,312	73,516	(49,006)	926,822

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	55,447	20,082	-	75,529
Purchased power	794,151	(10,922)	(49,697)	733,532
Nuclear refueling outage expenses	5,156	38,255	-	43,411
Provision for turbine commitments, asset impairments
and restructuring charges	-	(19,340)	-	(19,340)
Other operation and maintenance	(49,470)	34,297	1,010	(14,163)
Decommissioning	44,991	6,232	-	51,223
Taxes other than income taxes	18,196	11,199	-	29,395
Depreciation and amortization	12,187	(7,183)	-	5,004
Other regulatory credits - net	83,043	-	-	83,043
Total	963,701	72,620	(48,687)	987,634

OPERATING INCOME	(61,389)	896	(319)	(60,812)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	10,623	-	-	10,623
Interest and dividend income	3,995	(44,437)	1,632	(38,810)
Equity in earnings of unconsolidated equity affiliates	2	(81,288)	-	(81,286)
Miscellaneous - net	(125,191)	13,827	319	(111,045)
Total	(110,571)	(111,898)	1,951	(220,518)

INTEREST AND OTHER CHARGES
Interest on long-term debt	359	(38,030)	-	(37,671)
Other interest - net	(16,694)	(6,340)	1,632	(21,402)
Allowance for borrowed funds used during construction	(8,009)	-	-	(8,009)
Total	(24,344)	(44,370)	1,632	(67,082)

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGES	(147,616)	(66,632)	-	(214,248)

Income taxes	(43,453)	14,854	-	(28,599)

INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGES	(104,163)	(81,486)	-	(185,649)

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of ($93,754))	21,333	(170,103)	-	(148,770)

CONSOLIDATED NET INCOME	(82,830)	(251,589)	-	(334,419)

Preferred dividend requirements and other	(8,009)	-	-	(8,009)

EARNINGS APPLICABLE TO COMMON STOCK	$ (74,821)	$ (251,589)	$ -	$ (326,410)

EARNINGS PER AVERAGE COMMON SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGES:
BASIC	($0.51)	($0.39)		($0.90)
DILUTED	($0.50)	($0.38)		($0.88)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.41)	($1.15)		($1.56)
DILUTED	($0.40)	($1.14)		($1.54)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Year to Date March 31, 2004 vs. 2003
(Dollars in thousands)
(Unaudited)

	2004	2003	Variance

OPERATING ACTIVITIES
Consolidated net income	$213,016	$400,923	($187,907)
Noncash items included in net income:
Reserve for regulatory adjustments	(2,293)	(14,340)	12,047
Other regulatory charges (credits) - net	(16,089)	15,253	(31,342)
Depreciation, amortization, and decommissioning	248,996	248,544	452
Deferred income taxes and investment tax credits	31,683	144,368	(112,685)
Cumulative effect of accounting changes	-	(142,922)	142,922
Equity in undistributed earnings of subsidiaries and unconsolidated equity affiliates	(19,819)	(128,061)	108,242
Provision for turbine commitments, asset impairments and restructuring charges	-	(7,743)	7,743
Changes in working capital:
Receivables	12,757	(42,759)	55,516
Fuel inventory	(11,098)	(22,025)	10,927
Accounts payable	(174,659)	(246,909)	72,250
Taxes accrued	51,268	(26,844)	78,112
Interest accrued	2,570	(23,678)	26,248
Deferred fuel	59,799	(125,901)	185,700
Other working capital accounts	15,747	9,580	6,167
Provision for estimated losses and reserves	11,570	(8,318)	19,888
Changes in other regulatory assets	20,013	12,596	7,417
Other	(44,688)	8,948	(53,636)
Net cash flow provided by operating activities	398,773	50,712	348,061

INVESTING ACTIVITIES
Construction/capital expenditures	(253,075)	(274,614)	21,539
Allowance for equity funds used during construction	7,463	7,286	177
Nuclear fuel purchases	(68,083)	(112,155)	44,072
Proceeds from sale/leaseback of nuclear fuel	51,076	26,887	24,189
Proceeds from sale of assets and businesses	21,978	29,610	(7,632)
Investment in nonutility properties	(2,791)	(46,290)	43,499
Decrease (increase) in other investments	(15,312)	(166,439)	151,127
Changes in other temporary investments - net	50,000	-	50,000
Decommissioning trust contributions and realized change in trust assets	(20,895)	(22,551)	1,656
Other regulatory investments	(25,595)	(42,127)	16,532
Other	-	(9,821)	9,821
Net cash flow used in investing activities	(255,234)	(610,214)	354,980

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	99,250	356,497	(257,247)
Common stock and treasury stock	95,082	98,501	(3,419)
Retirement of long-term debt	(21,232)	(796,686)	775,454
Repurchase of common stock	(27,969)	-	(27,969)
Redemption of preferred stock	(2,250)	(2,250)	-
Changes in credit line borrowings - net	4,102	30,000	(25,898)
Dividends paid:
Common stock	(100,229)	(78,142)	(22,087)
Preferred stock	(5,855)	(5,916)	61
Net cash flow provided by (used in) financing activities	40,899	(397,996)	438,895

Effect of exchange rates on cash and cash equivalents	(1,708)	(372)	(1,336)

Net increase (decrease) in cash and cash equivalents	182,730	(957,870)	1,140,600

Cash and cash equivalents at beginning of period	692,233	1,335,328	(643,095)

Cash and cash equivalents at end of period	$874,963	$377,458	$497,505

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$117,721	$155,305	(37,584)
Income taxes	($9,549)	$2,653	(12,202)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2004 vs. 2003
(Dollars in thousands)
(Unaudited)

	2004	2003	Variance

OPERATING ACTIVITIES
Consolidated net income	$762,560	$1,096,979	($334,419)
Noncash items included in net income:
Reserve for regulatory adjustments	25,137	(5,211)	30,348
Other regulatory credits - net	(45,103)	(128,146)	83,043
Depreciation, amortization, and decommissioning	997,055	940,828	56,227
Deferred income taxes and investment tax credits	1,076,846	80,884	995,962
Cumulative effect of accounting changes	5,848	(142,922)	148,770
Equity in undistributed earnings of subsidiaries and unconsolidated equity affiliates	(67,794)	(242,695)	174,901
Provision for turbine commitments, asset impairments and restructuring charges	-	19,340	(19,340)
Changes in working capital:
Receivables	(85,096)	(160,627)	75,531
Fuel inventory	(3,088)	(7,763)	4,675
Accounts payable	12,086	108,040	(95,954)
Taxes accrued	(750,427)	304,274	(1,054,701)
Interest accrued	(9,589)	15,947	(25,536)
Deferred fuel	151,826	(14,884)	166,710
Other working capital accounts	22,976	(194,551)	217,527
Provision for estimated losses and reserves	216,507	3,384	213,123
Changes in other regulatory assets	30,088	85,005	(54,917)
Other	14,049	120,630	(106,581)
Net cash flow provided by operating activities	2,353,881	1,878,512	475,369

INVESTING ACTIVITIES
Construction/capital expenditures	(1,547,404)	(1,537,805)	(9,599)
Allowance for equity funds used during construction	42,887	32,262	10,625
Nuclear fuel purchases	(180,236)	(277,321)	97,085
Proceeds from sale/leaseback of nuclear fuel	174,324	118,415	55,909
Proceeds from sale of assets and businesses	18,355	205,850	(187,495)
Investment in nonutility properties	(27,939)	(253,453)	225,514
Decrease (increase) in other investments	323,314	(167,229)	490,543
Changes in other temporary investments - net	-	-	-
Decommissioning trust contributions and realized change in trust assets	(89,862)	(91,718)	1,856
Other regulatory investments	(139,914)	(81,517)	(58,397)
Other	(1,675)	100,869	(102,544)
Net cash flow used in investing activities	(1,428,150)	(1,951,647)	523,497

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,963,917	1,313,810	650,107
Common stock and treasury stock	214,102	162,193	51,909
Retirement of long-term debt	(1,634,463)	(1,560,026)	(74,437)
Repurchase of common stock	(36,104)	(118,499)	82,395
Redemption of preferred stock	(3,450)	(2,705)	(745)
Changes in credit line borrowings - net	(525,873)	218,000	(743,873)
Dividends paid:
Common stock	(384,901)	(303,908)	(80,993)
Preferred stock	(23,463)	(23,680)	217
Net cash flow used in financing activities	(430,235)	(314,815)	(115,420)

Effect of exchange rates on cash and cash equivalents	2,009	2,113	(104)

Net increase (decrease) in cash and cash equivalents	497,505	(385,837)	883,342

Cash and cash equivalents at beginning of period	377,458	763,295	(385,837)

Cash and cash equivalents at end of period	$874,963	$377,458	$497,505

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$514,433	$609,164	(94,731)
Income taxes	$176,507	$58,419	118,088